Exhibit 99.3

NEWS RELEASE

5904 Richmond Highway
Suite 300
Alexandria, Virginia 22303
Tel: (703) 329-9400
Fax: (703) 329-8187
www.analex.com	Release:	IMMEDIATE
	For:	ANALEX CORPORATION
(Symbol: NLX)

Contact:	Amber Gordon
(703) 329-9400

ANALEX ANNOUNCES 2nd QUARTER FINANCIAL RESULTS

Revenue Up 44%; Operating Income Up 111%;

Non-Cash Quarterly Charges of $2.3 Million Yield ($0.13) Loss

Alexandria, VA, July 29, 2004 – ANALEX CORPORATION (Amex: NLX), a leading provider of mission-critical professional services to federal government clients, today reported financial results for its second quarter and six months ended June 30, 2004. Revenue for the second quarter increased 44%, from $15.4 million last year to $22.2 million this year, and operating income for the second quarter increased by 111% from $963,000 last year to $2.0 million this year. For the six months, revenue increased by 27%, from $30.7 million last year to $38.8 million this year, while operating income increased by 32% from $2.0 million last year to $2.7 million this year.

As a result of non-cash amortization and financing charges, as well as a loss from the discontinued operations of the Company’s Advanced Biosystems Subsidiary (ABS), Analex reported a loss from continuing operations and a net loss available to common shareholders for the quarter and six months. For the quarter, the net loss available to common shareholders amounted to $1.8 million, or ($0.13) per basic share, compared to a net profit of $673,800, or $0.04 per basic share, last year. For the six months, the net loss available to common shareholders amounted to $3 million, or ($0.22) per basic share, compared to a net profit of $1.4 million, or $0.10 per basic share, last year.

Sterling Phillips, Analex’s Chairman and CEO, stated, “During the second quarter, Analex completed our first acquisition under the growth strategy announced last year and posted solid year-over-year gains in revenue, operating profit, margins and cash flow. We also completed a new round of financing including adding new investors GE Pension Trust and New York Life Capital Partners. Despite the loss caused by non-cash financing charges and a discontinued operation, we view our core business as healthy and our acquisition strategy as being on track.”

Earnings before interest, taxes, depreciation, and amortization from continuing operations (EBITDA) increased 113% for the quarter, from $1.1 million to $2.4 million, and increased 39% for the six months, from $2.3 million to $3.2 million. EBITDA margins increased to 10.6% this year from 7.2% for last year’s second quarter, while EBITDA margins for the six months increased to 8.2% this year and 7.4% last year. The increase in EBITDA margins results from increased profitability in our program activity as well as the effect of spreading Analex’s corporate expenses over a broader base of business with the addition of BAI.

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Analex: Announces 2nd Quarter 2004 Results	Page 2
July 29, 2004

The results for the quarter and six months included one month of operations for BAI, which was acquired on May 28, 2004. Excluding BAI, the Company’s revenue increased 23% for the quarter and 16% for the six months.

Of the $6.8 million increase in revenue for the second quarter, $4.8 million arose from our Homeland Security Group which had a 73% increase in revenue, from $6.6 million last year to $11.4 million this year. Excluding one month of operations from BAI for the second quarter, Homeland Security Group revenue increased by 25%. The remaining $2 million increase in revenue for the second quarter came from the Systems Engineering Group which had a 23% increase in revenue, from $8.8 million last year to $10.8 million this year, notwithstanding the continuing scheduled phase down of activity from one contract within the group.

For the six months, revenue increased by $8.1 million, or 27%. This increase resulted from a $5.3 million, or 40%, increase in revenue in our Homeland Security Group together with a $2.8 million, or 16%, increase in revenue in our Systems Engineering Group. Revenue in the Homeland Security Group rose from $13.3 million to $18.6 million, while revenue in our Systems Engineering Group, rose from $17.4 million to $20.2 million. Excluding one month of operations from BAI for the six months, Homeland Security Group revenue increased by 16%.

Earnings before interest, taxes and amortization (EBITA) for the second quarter for the Homeland Security Group increased by 157% to $2.2 million this year from $860,000 last year. Excluding the one month of operations from BAI for the second quarter, the EBITA of the group increased by 92%. EBITA margin for the group increased to 19.4% this quarter from 13.0% last year. For the six months, EBITA for the group increased by 71%, from $1.8 million to $3.1 million, and excluding BAI, EBITA increased by 39%. EBITA margin for the group for the six months increased from 13.6% to 16.5%.

EBITA for the second quarter for the Systems Engineering Group increased by 145%, from $258,000 last year to $631,000 this year. EBITA margin for the group increased from 2.9% last year to 5.8% this year. For the six months, EBITA increased by 16%, from $529,000 for last year to $612,000 this year, while EBITA margin for the six months remained constant at 3%.

The increase in EBITA margins results from increased profitability in our program activity as well as the effect of spreading Analex’s corporate expenses over a broader base of business with the addition of BAI.

These operating results demonstrate the underlying strength of Analex core business. Offsetting these results were various non-cash charges:

•	Interest expense related to the amortization of discounts on the $10 million convertible note issued in December 2003 and the $12 million convertible note issued in May 2004 amounted to $1.3 million for the quarter and $1.8 million for the six months.

•	Accretion on the $15 million preferred stock issued in December 2003 amounted to $940,000 for the quarter and $1.9 million for the six months.

•	These non-cash charges amounted to $2.3 million for the quarter and $3.7 million for the six months.

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Analex: Announces 2nd Quarter 2004 Results	Page 3
July 29, 2004

•	Notwithstanding a pre-tax loss, a substantial portion of the non-cash intangible amortization charges and non-cash interest amortization charges are not tax deductible for federal income tax purposes.

The net loss to common shareholders for the quarter and six months may be viewed in its two components: core operations are strong, while various amortization and accretion charges together with losses on discontinued operations, offset those results yielding the net loss to common shareholders.

Cash generation and management is strong. For the first six months, Analex generated more than $4 million of free cash flow and account receivables Days Sales Outstanding is at 68 days. Bank debt under the Bank of America credit agreement had $8.3 million outstanding at June 30, 2004. Analex remains within the required financial covenant requirements of that credit facility.

Webcast Today

The Company has scheduled a webcast / conference call for 11:00 a.m. (ET), today, during which management will make a brief presentation regarding second quarter results and operating trends. A question-and-answer session will follow. Interested parties can listen to the conference call over the Internet by logging on to Analex’s website at www.analex.com at the scheduled time and following the sign-in instructions. A replay will be available over the Internet and can be accessed on Analex’s website. A recorded replay of the conference call and question / answer session will also be available after 1:00 p.m. (ET) today. The replay will be available through August 27, 2004 via telephone at 888-286-8010 (replay Pass Code: # 72721086). The International dial-in replay number is 617-801-6888.

About Analex

Analex specializes in providing intelligence, systems engineering and security services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and providing a full range of security support services to the U.S. government. The Company’s stock trades on the American Stock Exchange under the symbol NLX. Analex investor relations can be reached at amber.gordon@analex.com or 703-329-9400 x311. The Company can be found on the Internet at www.analex.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

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Analex: Announces 2nd Quarter 2004 Results	Page 4
July 29, 2004

ANALEX CORPORATION

Selected Financial Data

(unaudited)

	Three Months Ended June 30			Six Months Ended June 30
	2004	2003		2004	2003
Revenues	$22,215,200	$15,425,200	44%	$38,846,600	$30,703,500	27%
Costs of revenue	17,357,200	12,924,700		31,408,600	25,731,500
SG&A	2,552,500	1,432,800		4,353,900	2,750,500
Amortization	277,300	104,300		426,500	204,500

Operating costs and expenses	20,187,000	14,461,800		36,189,000	28,686,500

Operating income	2,028,200	963,400	111%	2,657,600	2,017,000	32%

Total interest expense, net	(1,669,300)	(84,200)		(2,357,100)	(195,500)

Income from continuing operations before income taxes	358,900	879,200		300,500	1,821,500
Provision for income taxes	459,500	250,600		384,700	519,100

Income (loss) from continuing operations	(100,600)	628,600	-116%	(84,200)	1,302,400	-106%

Dividends on convertible preferred stock	(225,000)	—		(450,000)	—
Accretion of convertible preferred stock	(939,100)	—		(1,876,600)	—

Net income (loss) available to common shareholders from continuing operations	(1,264,700)	628,600	-301%	(2,410,800)	1,302,400	-285%

Net income (loss) from discontinued operations, net of income taxes	(50,700)	45,200		(79,200)	107,000

Loss on disposal of discontinued operations, net of income taxes	(521,800)	—		(521,800)	—

Net income (loss) from discontinued operations	(572,500)	45,200		(601,000)	107,000

Net income (loss) available to common shareholders	$(1,837,200)	$673,800	-373%	$(3,011,800)	$1,409,400	-314%

Net income (loss) attributable to common shareholders per share:
Continuing operations
Basic	$(0.09)	$0.04		$(0.18)	$0.09

Diluted	$(0.09)	$0.04		$(0.18)	$0.07

Discontinued operations
Basic	$(0.04)	$0.00		$(0.04)	$0.01

Diluted	$(0.04)	$0.00		$(0.04)	$0.01

Net income available for the common shareholders:
Basic	$(0.13)	$0.04		$(0.22)	$0.10

Diluted	$(0.13)	$0.04		$(0.22)	$0.08

Weighted average number of shares:
Basic	14,049,715	14,577,663		13,547,203	14,511,875

Diluted	14,049,715	17,169,313		13,547,203	17,496,504

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Analex: Announces 2nd Quarter 2004 Results	Page 5
July 29, 2004

Reconciliation of Non-GAAP Measures:

Reconciliation of Operating Income (EBIT) to EBITA and EBITDA:

	Three Months Ended June 30			Six Months Ended June 30
	2004	2003		2004	2003
EBIT	2,028,200	963,400	111%	2,657,600	2,017,000	32%
EBIT Margin	9.1%	6.2%		6.8%	6.6%

Amortization	277,300	104,300		426,500	204,500

EBITA	2,305,500	1,067,700	116%	3,084,100	2,221,500	39%
EBITA Margin	10.4%	6.9%		7.9%	7.2%

Depreciation	49,700	38,600		96,300	62,900

EBITDA	$2,355,200	$1,106,300	113%	3,180,400	2,284,400	39%
EBITDA Margin	10.6%	7.2%		8.2%	7.4%

	Balance Sheet Data
	June 30, 2004	December 31, 2003
Current assets	$22,452,300	$24,879,200
Current assets of business held for sale	93,200	658,100
Fixed assets, net	1,108,400	546,100
Goodwill, contract rights, and other intangibles, net	49,001,600	17,034,600
Other non-current assets	874,000	514,100

Total assets	$73,529,500	$43,632,100

Current liabilities	$27,065,200	$8,311,100
Current liabilities of business held for sale	93,200	116,000
Long-term liabilities	6,780,200	5,476,200

Total liabilities	$33,938,601	$13,903,300
Convertible preferred stock	$2,109,700	$236,300
Shareholders’ equity	$37,481,200	$29,492,500

Total liabilities, convertible preferred stock and shareholders’ equity	$73,529,500	$43,632,100

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